EXHIBIT 23.1

Deloitte & Touche
Statsautoriserte Revisorer AS
Karenslyst alle 20
Postboks 347 Skoyen
N-0213 Oslo

Teleton: 23 27 90 00
Telefax: 23 27 90 01
www.deloitte.no

Norsk Hydro ASA
Oslo, Norway

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Norsk Hydro ASA and subsidiaries for the periods ended March 31, 2003 and 2002 as indicated in our report dated April 28, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report, referred to above, which is included in your filing of quarterly information on Form 6-K for the quarter ended March 31, 2003 is incorporated by reference in the Registration Statements No. 333-8110 and No. 333-10580 on Form F-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE AS

Oslo, Norway
April 28, 2003

Bergen Floro Forde Haugesund Isdalsto Kristiansand Levanger Lyngdal Oslo Sogndal Stavanger Steinkjer Trondheim Tonsberg Orsta
Medlemmer av Den norske Revisortorening Org.nm 980 211 282